EXHIBIT 99.1

Media Contact:    Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069; Fax: 702.684.8705
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500; Fax: 212.486.9094
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Second Quarter 2013 Financial Results

August 7, 2013, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the quarter ended June 30, 2013.

“We are pleased to have completed our initial public offering in July and to have delivered strong year-over-year improvement in our operating results,” stated David F. Palmer, President and Chief Executive Officer. “We see this quarter's performance as continuing validation of our differentiated business model, highlighted by predictable and recurring revenue streams, capital efficiency, and our integrated hospitality platform.  In addition, we believe our acquisitions of Island One and the assets of the PMR Service Companies will allow us to drive growth by leveraging our operating platform.”

Second Quarter 2013 Highlights

•	Total revenue increased $52.5 million, or 43.2%, to $173.9 million for the three months ended June 30, 2013 from $121.4 million for the three months ended June 30, 2012.

•
Hospitality and Management Services revenue grew by $3.6 million, or 9.2%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012. This growth was driven by the addition of managed resorts from the Pacific Monarch Resorts acquisition, higher “same store” management fee revenues and increased revenues from THE Club.

•	Vacation Interest sales revenues grew by $45.5 million, or 70.2%, between the second quarter of 2013 and the same period in 2012. This growth was driven by a:

◦	28.0% increase in tours to 55,650 from 43,467;

◦	25.2% increase in transactions to 7,518 from 6,006 (reflecting closing percentages of 13.5% for the period in 2013 and 13.8% for the period in 2012);

◦	29.7% increase in average transaction price to $16,012 from $12,347.

•
Advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 6.4 percentage points to 50.6%, from 57.0% in the 2012 period. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies.

•
Net income was $18.0 million for the three months ended June 30, 2013, a decrease of $28.6 million from $46.6 million for the three months ended June 30, 2012. Net income for the period in 2012 included a gain on bargain purchase from business combinations of $22.7 million and a $7.8 million credit for Vacation Interest cost of sales compared to a charge of $9.0 million for Vacation Interest cost of sales for the period in 2013.

•
Net cash used by operating activities for the three months ended June 30, 2013 was $3.1 million and was the result of net income of $18.0 million and non-cash revenues and expenses of $18.0 million offset by changes in operating assets and liabilities of $39.0 million.

•
Adjusted EBITDA for the Company and its Restricted Subsidiaries increased $30.8 million, or 116.2%, to $57.3 million for the period from $26.5 million for the three months ended June 30, 2012, based on Adjusted EBITDA for the Company on a consolidated basis of $55.4 million for the three months ended June 30, 2013 and $25.1 million for the three months ended June 30, 2012. See “Capital Resources and Liquidity” below.

Other Highlights

•	On July 24th, the Company completed its initial public offering of common stock, raising approximately $210.2 million of net proceeds before offering expenses.

•
Concurrently with the IPO, the Company completed two acquisitions. We acquired Island One, which added nine managed resorts and approximately 25,000 owner-families to the Company. We also acquired assets from the PMR Service Companies, which added several new management agreements to our Hospitality and Management Services business.

•
Approximately $112.1 million of the net proceeds of the IPO were used to repay outstanding debt and the associated interest and fees, up to approximately $10.3 million will be used to repurchase warrants and approximately $47.8 million were used to acquire assets from the PMR Service Companies.

•	On July 26th, the Company commenced a tender offer to purchase a portion of its 12% Senior Secured Notes due 2018, to be funded with up to $56.8 million of proceeds from the IPO.

Second Quarter Earnings Summary

Net income was $18.0 million for the three months ended June 30, 2013, a decrease of $28.6 million from $46.6 million for the three months ended June 30, 2012. Net income for the period in 2012 included a gain on bargain purchase from business combinations of $22.7 million and a $7.8 million credit for Vacation Interest cost of sales compared to a charge of $9.0 million for Vacation Interest cost of sales for the period in 2013.

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $2.8 million, or 9.9%, to $31.1 million for the three months ended June 30, 2013 from $28.3 million for the three months ended June 30, 2012. Management fees increased as a result of the inclusion for the full period of the managed properties from the PMR Acquisition (completed in May 2012) and increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under 74 of our cost-plus management agreements. We also experienced higher Club revenues due to increased membership dues, higher collection rate and higher member count in THE Club in the three months ended June 30, 2013 compared to the three months ended June 30, 2012. THE Club had a total of 172,081 and 153,420 members as of June 30, 2013 and 2012, respectively.

Other revenue in our Hospitality and Management Services segment increased $0.9 million, or 45.6%, to $2.8 million for the three months ended June 30, 2013 from $1.9 million for the three months ended June 30, 2012. This increase was primarily attributable to $0.7 million in insurance proceeds receivable recorded during the three months ended June 30, 2013.

Management and member services expense as a percentage of management and member services revenue decreased slightly to 28.2% for the three months ended June 30, 2013 from 29.9% for the three months ended June 30, 2012. The decrease was principally attributable to the recognition of certain insurance proceeds receivable in the 2013 period.

Vacation Interest Sales and Financing

Vacation Interest, net, increased $45.5 million, or 70.2%, to $110.4 million for the three months ended June 30, 2013 from $64.9 million for the three months ended June 30, 2012. This increase was attributable to a $49.1 million increase in Vacation Interest sales revenue, partially offset by a $3.5 million increase in our provision for uncollectible Vacation Interest sales revenue. The $49.1 million increase in Vacation Interest sales revenue during the three months ended June 30, 2013 compared to the three months ended June 30, 2012, was generated by sales growth on a same-store basis from 49 sales centers and the revenue contribution for the full quarter from our sales centers acquired pursuant to the PMR Acquisition. Our total number of tours increased to 55,650 for the three months ended June 30, 2013 from 43,467 for the three months ended June 30, 2012, primarily due to an increase in the number of tours generated on a same-store basis resulting from the expansion of our lead-generation and marketing programs, as well as the addition of a full quarter of tour flow from the sales centers acquired pursuant to the PMR Acquisition. We closed a total of 7,518 VOI sales transactions during the three months ended June 30, 2013, compared to 6,006 transactions during the three months ended June 30, 2012. Our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 13.5% for the three months ended June 30, 2013 from 13.8% for the three months ended June 30, 2012. This decrease in closing percentage was primarily due to a higher percentage of tours presented to prospective new customers (which have a lower closing percentage than tours presented to existing owners) during the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. VOI sales price per transaction increased to $16,012 for the three months ended June 30, 2013 from $12,347 for the three months ended June 30, 2012 due principally to a change in our selling strategy that focuses on selling larger point packages and the impact of sales and marketing initiatives implemented in furtherance of this strategy, as well as a slightly higher percentage of sales to new customers, which tend to have a higher transaction size than sales to existing owners.

As a percentage of gross Vacation Interest sales revenue, sales incentives were 1.8% for the three months ended June 30, 2013, compared to 2.6% for the three months ended June 30, 2012. Commencing with the three months ended March 31, 2013, as we now have adequate data regarding historical usage of our sales incentives provided under a program implemented in December 2011, the amount we record as sales incentives in each reporting period is reduced by an estimate of the amount of such sales incentives that we do not expect customers to redeem. In addition, for the three months ended June 30, 2013, the amount we recorded as sales incentives was reduced (and our Vacation Interest sales revenue was increased) by $0.8 million relating to the expiration, and expected future expiration, of sales incentives we provided to customers prior to such period. Excluding the $0.8 million reduction, sales incentives as a percentage of gross Vacation Interest sales revenue were 2.4% for the three months ended June 30, 2013, compared to 2.6% for the three months ended June 30, 2012.

Advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue were 50.6% for the three months ended June 30, 2013, compared to 57.0% for the three months ended June 30, 2012. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved leverage of fixed costs through increased sales efficiencies, as well as an increase in Vacation Interest sales revenue resulting from the increase in VOI sales price per transaction and the expiration, and expected future expiration, of sales incentives we provided to customers prior to the three months ended June 30, 2013. Excluding the increase in Vacation Interest sales revenue resulting from the expiration and expected future expiration of sales incentives provided to customers in periods prior to the three months ended June 30, 2013, as discussed above, advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue, were 51.0% for the three months ended June 30, 2013, compared to 57.0% for the three months ended June 30, 2012.

Vacation Interest cost of sales increased $16.8 million, from $(7.8) million to $9.0 million for the three months ended June 30, 2013, compared to the three months ended June 30, 2012. Vacation Interest cost of sales is recorded using the relative sales value method (the “RSV Method”) in accordance with ASC 978. For a discussion of the RSV Method, including the impact that various projections and estimates may make on the amount recorded, please see our filings with the Securities and Exchange Commission.

Corporate General and Administrative Expense

General and administrative expense decreased $0.5 million, or 2.3%, to $21.7 million for the three months ended June 30, 2013 from $22.2 million for the three months ended June 30, 2012. This decrease was primarily attributable to lower legal and professional expenses after the successful integration of the PMR Acquisition. In addition, the allocation of our expenses to the HOAs and the Collections we manage was higher for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. These decreases were partially offset by increased payroll expense to support ongoing operations acquired in connection with the PMR Acquisition.

Other Transactions

On July 24, 2013, we closed our initial public offering of an aggregate of 17,825,000 shares of common stock at the initial public offering price of $14.00 per share. The net proceeds to the Company were $210.2 million before deducting offering expenses payable by the Company. The net proceeds of the offering are principally being used to repay outstanding indebtedness and the associated interest and fees (approximately $112.1 million), to acquire the PMR Service Companies (described below) for approximately $47.8 million, and to purchase outstanding warrants (up to approximately $10.3 million).

On July 24, 2013, following the consummation of the offering, a subsidiary of the Company, completed the acquisition of various assets of each of Monarch Owner Services, LLC, Resort Services Group, LLC and Monarch Grand Vacations Management, LLC (the “PMR Service Companies”) for an aggregate cash purchase price of $47.8 million.

Also on July 24, 2013, the Company completed its acquisition of all of the equity interests in Island One, Inc. and Crescent One, LLC by issuing an aggregate of 5,236,251 shares of our common stock as well as making a distribution of $1.75 million in cash representing excess working capital and excess accrual for certain bad debt expenses.

On July 26, 2013, our subsidiary, Diamond Resorts Corporation, commenced a tender offer to purchase a portion of its 12% Senior Secured Notes due 2018, to be funded with up to $56.8 million of proceeds from the initial public offering. The tender offer is scheduled to expire on August 22, 2013.

Capital Resources and Liquidity

As of June 30 2013, we had cash and cash equivalents of $18.8 million and total indebtedness of $843.1 million (which included approximately $422.5 of corporate debt and approximately $420.6 million of non-recourse debt). Approximately $105.0 million of corporate debt was repaid with proceeds from the IPO. Our cash used in operating activities was $3.1 million for the three months ended June 30, 2013, compared to cash provided from operating activities of $9.9 million for the three months ended June 30, 2012. Capital expenditures for the three months ended June 30, 2013 were $6.0 million, an increase of $1.8 million from $4.2 million for the three months ended June 30, 2012. Cash expenditures for the acquisition of vacation ownership inventory during the three months ended June 30, 2013 were $12.3 million, an increase of $6.6 million from expenditures of $5.7 million in the three months ended June 30, 2012.

The indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of Diamond Resorts Parent LLC and its “restricted subsidiaries.” Adjusted EBITDA, as defined in the indenture, was $57.3 million for the three months ended June 30, 2013. The calculation of Adjusted EBITDA in accordance with the indenture is detailed in the table below:

	Quarter Ended June 30,
	2013	2012
	($ in thousands)
Net cash (used in) provided by operating activities	$(3,134)	$9,889
Provision (benefit) for income taxes	411	(14,668)
Provision for uncollectible Vacation Interest sales revenue(a)	(9,208)	(5,702)
Amortization of capitalized financing costs and original issue discounts(a)	(1,929)	(1,576)
Deferred income taxes(b)	—	13,453
Loss on foreign currency (c)	(157)	(85)
Gain on mortgage purchase(a)	38	8
Gain on insurance settlement(d)	673	—
Corporate interest expense(e)	20,688	18,453
Change in operating assets and liabilities excluding acquisitions(f)	39,045	13,119
Vacation interest cost of sales(g)	9,000	(7,834)
Adjusted EBITDA - Consolidated	55,427	25,057
Less: Adjusted EBITDA - Unrestricted Subsidiaries(h)	(5,039)	(2,068)
Plus: Intercompany elimination(i)	6,906	3,509
Adjusted EBITDA - Diamond Resorts Parent, LLC and Restricted Subsidiaries	$57,294	$26,498
(a)    Represents non-cash charge or gain.

(b)
Represents the deferred income tax liability arising from the difference between the treatment for financial reporting purposes as compared to income tax return purposes, related to the intangible assets acquired in connection with the PMR Acquisition.

(c)
Represents net realized losses on foreign exchange transactions settled at unfavorable exchange rates and unrealized losses resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)    Represents insurance settlements to be received in future periods in connection with property damage claims or reimbursement of defense costs related to litigation.

(e)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(f)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(g)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(h)	Represents the Adjusted EBITDA of unrestricted subsidiaries as defined in, and calculated in accordance with, the Notes Indenture.

(i)
Represents the elimination of revenues and expenses related to agreements entered into between our restricted and unrestricted subsidiaries. The agreements include service agreements for sales and marketing management, resort management, reservation services and portfolio management, whereby certain restricted subsidiaries operate these functions on behalf of the unrestricted subsidiaries for a fee. In addition to these service agreements, we have also entered into intercompany sales agreements, whereby certain restricted subsidiaries purchase unsold Vacation Interests from unrestricted subsidiaries.

On April 11, 2013, we entered into an amended and restated Conduit Facility agreement that extended the maturity date of the facility to April 10, 2015. The amended and restated Conduit Facility provides for a $125.0 million, 24-month facility that is annually renewable for 364-day periods at the election of the lenders, bears interest at either LIBOR or the commercial paper rate (each having a floor of 0.50%) plus 3.25% and has a non-use fee of 0.75%. The overall advance rate on loans receivable in the portfolio is limited to 85% of the aggregate face value of the eligible loans.

Second Quarter 2013 Earnings Call

The company will be conducting a conference call to discuss the second quarter financial results at 4:30 p.m. Eastern Time on August 7, 2013, available via webcast on the Company's website at http://www.diamondresorts.com/corporate/about/investor/earnings.html. A webcast replay will become available within 2 hours of the call and will run for one year. Alternatively, participants may call into (866) 562-5561 from the United States, or (706) 679-1894 from outside the U.S. with conference ID 25321338; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 7:30 p.m. Eastern Time on August 7, 2013 through August 14, 2013 and can be accessed by dialing (800) 585-8367 with conference ID 25321338.

Note: This press release contains forward-looking statements, including statements regarding the current expectations of Diamond Resorts International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests (VOIs) for sale; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of VOIs; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

ABOUT DIAMOND RESORTS INTERNATIONAL®

Diamond Resorts International®, with its network of more than 300 vacation destinations located in 32 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® owns, operates and manages vacation ownership resorts and, through resort and partner affiliation agreements, provides members and owners with access to 92 managed resorts, 162 affiliated resorts, 48 affiliated hotels and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit
Diamond Resorts.com.

Basis of Presentation

On July 24, 2013, Diamond Resorts International, Inc. (“DRII”) closed the initial public offering (“IPO”) of its common stock.   Prior to the consummation of the initial public offering, DRII was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  DRII was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of DRII.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into DRII. See “Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by DRII with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release are those of DRP and its subsidiaries and do not give effect to the reorganization transactions.

Presentation of Certain Financial Metrics

We define Adjusted EBITDA as our net income (loss), plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; and (ix) amortization of net portfolio premiums; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance, in each case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because, as indicated above, the indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with GAAP with this non-GAAP measure provides investors with useful information with respect to our liquidity.
In addition to its application under the Indenture for our senior secured notes, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for personnel employed by the Company.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or VOI inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	we make expenditures to replenish VOI
inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in the quarterly report on 10-Q for the quarter ended June 30, 2013 filed with the Securities and Exchange Commission, and not to rely on any single financial measure to evaluate our business.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Collections, revenue from its operation of THE Club and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income (loss) fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2013				Quarter Ended June 30, 2012
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$31,107	—	—	$31,107	$28,295	—	—	$28,295
Consolidated resort operations	8,519	—	—	8,519	8,627	—	—	8,627
Vacation Interest sales, net of provision of $0, $9,208, $0, $9,208, $0, $5,702, $0 and $5,702, respectively	—	110,439	—	110,439	—	64,874	—	64,874
Interest	—	13,192	415	13,607	—	12,137	375	12,512
Other	2,816	7,385	—	10,201	1,934	5,202	—	7,136
Total revenues	42,442	131,016	415	173,873	38,856	82,213	375	121,444
Costs and Expenses:
Management and member services	8,765	—	—	8,765	8,460	—	—	8,460
Consolidated resort operations	8,845	—	—	8,845	8,224	—	—	8,224
Vacation Interest cost of sales	—	9,000	—	9,000	—	(7,834)	—	(7,834)
Advertising, sales and marketing	—	60,595	—	60,595	—	40,218	—	40,218
Vacation Interest carrying cost, net	—	10,750	—	10,750	—	9,176	—	9,176
Loan portfolio	258	2,496	—	2,754	218	2,165	—	2,383
Other operating	—	2,238	—	2,238	—	1,807	—	1,807
General and administrative	—	—	21,698	21,698	—	—	22,201	22,201
Depreciation and amortization	—	—	6,075	6,075	—	—	4,369	4,369
Interest	—	4,106	20,688	24,794	—	4,767	18,452	23,219
Gain on disposal of assets	—	—	(38)	(38)	—	—	(24)	(24)
Adjustment to (gain) on bargain purchase from business combinations	—	—	30	30	—	—	(22,698)	(22,698)
Total costs and expenses	17,868	89,185	48,453	155,506	16,902	50,299	22,300	89,501
Income (loss) before provision (benefit) for income taxes	24,574	41,831	(48,038)	18,367	21,954	31,914	(21,925)	31,943
Provision (benefit) for income taxes	—	—	411	411	—	—	(14,668)	(14,668)
Net income (loss)	$24,574	$41,831	$(48,449)	$17,956	$21,954	$31,914	$(7,257)	$46,611

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Six Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$62,694	—	—	$62,694	$55,575	—	—	$55,575
Consolidated resort operations	17,139	—	—	17,139	17,161	—	—	17,161
Vacation Interest sales, net of provision of $0, $15,880, $0, $15,880, $0, $9,817, $0 and $9,817, respectively	—	202,107	—	202,107	—	119,446	—	119,446
Interest	—	26,050	812	26,862	—	25,464	704	26,168
Other	6,307	12,216	—	18,523	2,816	9,228	—	12,044
Total revenues	86,140	240,373	812	327,325	75,552	154,138	704	230,394
Costs and Expenses:
Management and member services	18,544	—	—	18,544	16,735	—	—	16,735
Consolidated resort operations	16,567	—	—	16,567	15,306	—	—	15,306
Vacation Interest cost of sales	—	26,846	—	26,846	—	397	—	397
Advertising, sales and marketing	—	110,954	—	110,954	—	75,037	—	75,037
Vacation Interest carrying cost, net	—	18,987	—	18,987	—	18,448	—	18,448
Loan portfolio	504	4,755	—	5,259	441	4,293	—	4,734
Other operating	—	2,606	—	2,606	—	2,965	—	2,965
General and administrative	—	—	44,498	44,498	—	—	42,961	42,961
Depreciation and amortization	—	—	12,329	12,329	—	—	8,174	8,174
Interest	—	8,184	41,452	49,636	—	9,687	35,463	45,150
Impairments and other write-offs	—	—	79	79	—	—	(11)	(11)
Gain on disposal of assets	—	—	(88)	(88)	—	—	(96)	(96)
Adjustment to (gain) on bargain purchase from business combinations	—	—	30	30	—	—	(22,749)	(22,749)
Total costs and expenses	35,615	172,332	98,300	306,247	32,482	110,827	63,742	207,051
Income (loss) before provision (benefit) for income taxes	50,525	68,041	(97,488)	21,078	43,070	43,311	(63,038)	23,343
Provision (benefit) for income taxes	—	—	849	849	—	—	(13,693)	(13,693)
Net income (loss)	$50,525	$68,041	$(98,337)	$20,229	$43,070	$43,311	$(49,345)	$37,036

Consolidating Financial Statements - Restricted and Unrestricted Subsidiaries

The following consolidating financial statements present the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated "Unrestricted Subsidiaries" for purposes of the Senior Secured Note Indenture; and (2) the Company and all of its other subsidiaries. As of June 30, 2013 and December 31, 2012, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries, DPM Acquisition, LLC and its subsidiaries and Aegean Blue Holdings Plc and its subsidiaries. As of June 30, 2012, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries and DPM Acquisition, LLC and its subsidiaries.

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Quarters Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2013				Quarter Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$30,222	$4,854	$(3,969)	$31,107	$27,782	$2,970	$(2,457)	$28,295
Consolidated resort operations	7,206	1,313	—	8,519	7,336	1,291	—	8,627
Vacation Interest sales, net of provision (adjustment) of $9,034, $174, $0,$9,208, $6,535, $(833), $0 and $5,702, respectively	102,587	7,852	—	110,439	60,656	4,218	—	64,874
Interest	11,148	2,459	—	13,607	9,392	3,120	—	12,512
Other	11,443	10,796	(12,038)	10,201	8,509	5,228	(6,601)	7,136
Total revenues	162,606	27,274	(16,007)	173,873	113,675	16,827	(9,058)	121,444
Costs and Expenses:
Management and member services	9,303	2,691	(3,229)	8,765	8,434	2,231	(2,205)	8,460
Consolidated resort operations	7,457	1,388	—	8,845	6,935	1,289	—	8,224
Vacation Interest cost of sales	7,228	1,772	—	9,000	(7,976)	142	—	(7,834)
Advertising, sales and marketing	55,442	5,880	(727)	60,595	38,765	1,689	(236)	40,218
Vacation Interest carrying cost, net	7,610	4,167	(1,027)	10,750	8,270	1,632	(726)	9,176
Loan portfolio	2,694	754	(694)	2,754	2,329	599	(545)	2,383
Other operating	3,104	2,558	(3,424)	2,238	2,502	1,142	(1,837)	1,807
General and administrative	17,910	3,788	—	21,698	17,410	4,791	—	22,201
Depreciation and amortization	2,765	3,310	—	6,075	2,217	2,152	—	4,369
Interest	16,794	8,000	—	24,794	16,917	6,302	—	23,219
Gain on disposal of assets	(34)	(4)	—	(38)	(24)	—	—	(24)
Adjustment to (gain) on bargain purchase from business combinations	—	30	—	30	—	(22,698)	—	(22,698)
Total costs and expenses	130,273	34,334	(9,101)	155,506	95,779	(729)	(5,549)	89,501
Income (loss) before provision (benefit) for income taxes	32,333	(7,060)	(6,906)	18,367	17,896	17,556	(3,509)	31,943
Provision (benefit) for income taxes	363	48	—	411	(1,216)	(13,452)	—	(14,668)
Net income (loss)	$31,970	$(7,108)	$(6,906)	$17,956	$19,112	$31,008	$(3,509)	$46,611

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$61,320	$9,947	$(8,573)	$62,694	$55,251	$4,953	$(4,629)	$55,575
Consolidated resort operations	14,069	3,070	—	17,139	14,168	2,993	—	17,161
Vacation Interest sales, net of provision (adjustment) of $15,436, $444, $0, $15,880, $10,634, $(817), $0 and $9,817, respectively	188,534	13,573	—	202,107	112,458	6,988	—	119,446
Interest	21,865	4,997	—	26,862	18,800	7,368	—	26,168
Other	21,110	20,602	(23,189)	18,523	14,623	8,196	(10,775)	12,044
Total revenues	306,898	52,189	(31,762)	327,325	215,300	30,498	(15,404)	230,394
Costs and Expenses:
Management and member services	20,283	5,183	(6,922)	18,544	16,558	3,516	(3,339)	16,735
Consolidated resort operations	13,833	2,734	—	16,567	12,766	2,540	—	15,306
Vacation Interest cost of sales	25,018	1,828	—	26,846	128	269	—	397
Advertising, sales and marketing	103,556	9,019	(1,621)	110,954	72,351	3,102	(416)	75,037
Vacation Interest carrying cost, net	14,781	6,289	(2,083)	18,987	16,357	3,210	(1,119)	18,448
Loan portfolio	5,169	1,546	(1,456)	5,259	4,644	939	(849)	4,734
Other operating	4,194	4,435	(6,023)	2,606	4,336	1,896	(3,267)	2,965
General and administrative	36,611	7,887	—	44,498	34,143	8,818	—	42,961
Depreciation and amortization	5,351	6,978	—	12,329	4,445	3,729	—	8,174
Interest	33,393	16,243	—	49,636	33,582	11,568	—	45,150
Impairments and other write-offs	79	—	—	79	(11)	—	—	(11)
Gain on disposal of assets	(84)	(4)	—	(88)	(96)	—	—	(96)
Adjustment to (gain) on bargain purchase from business combinations	—	30	—	30	—	(22,749)	—	(22,749)
Total costs and expenses	262,184	62,168	(18,105)	306,247	199,203	16,838	(8,990)	207,051
Income (loss) before provision (benefit) for income taxes	44,714	(9,979)	(13,657)	21,078	16,097	13,660	(6,414)	23,343
Provision (benefit) for income taxes	759	90	—	849	(241)	(13,452)	—	(13,693)
Net income (loss)	$43,955	$(10,069)	$(13,657)	$20,229	$16,338	$27,112	$(6,414)	$37,036

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
As of June 30, 2013 and December 31, 2012
(In thousands)
	June 30, 2013 (Unaudited)					December 31, 2012 (Audited)
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total		Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Assets:
Cash and cash equivalents	$12,054	$6,793	—	$18,847		$16,963	$4,098	—	$21,061
Cash in escrow and restricted cash	58,127	1,394	—	59,521		40,785	1,526	—	42,311
Mortgages and contracts receivable, net of allowance of $67,674, $19,519, $0, $87,193, $61,067, $22,717, $0, and $83,784, respectively	292,795	42,282	(1)	335,076		266,303	46,633	(4)	312,932
Due from related parties, net	73,421	6,138	(46,836)	32,723		45,428	4,510	(26,943)	22,995
Other receivables, net	25,885	4,774	—	30,659		40,292	5,757	—	46,049
Income tax receivable	47	—	—	47		927	—	—	927
Prepaid expenses and other assets, net	90,554	23,328	(369)	113,513		49,512	9,409	(897)	58,024
Unsold Vacation Interests, net	267,548	75,985	(35,920)	307,613		263,493	74,635	(22,261)	315,867
Property and equipment, net	37,490	20,973	—	58,463		33,664	21,456	—	55,120
Assets held for sale	6,195	5,855	—	12,050		5,070	154	—	5,224
Intangible assets, net	29,369	75,591	—	104,960		30,914	81,584	—	112,498
Total assets	$893,485	$263,113	$(83,126)	$1,073,472		$793,351	$249,762	$(50,105)	$993,008

Liabilities and Member Capital (Deficit):
Accounts payable	$8,691	$4,242	—	$12,933		$13,467	$2,252	—	$15,719
Due to related parties, net	56,947	94,474	(55,943)	95,478		42,632	57,179	(35,607)	64,204
Accrued liabilities	89,865	17,304	(1,010)	106,159		91,511	16,004	(1,064)	106,451
Income taxes payable	1,004	—	—	1,004		701	—	—	701
Deferred revenues	92,478	3,627	—	96,105		92,490	1,343	—	93,833
Senior Secured Notes, net of unamortized original issue discount of $7,988, $0, $0, $7,988, $8,509, $0, $0, and $8,509, respectively	417,012	—	—	417,012		416,491	—	—	416,491
Securitization notes and Funding Facilities, net of unamortized original issue discount for $596, $0, $0, $596, $753, $0, $0, $753, respectively	258,301	35,165	—	293,466		209,450	46,852	—	256,302
Notes payable	5,495	127,152	—	132,647		3,238	134,668	—	137,906
Total liabilities	929,793	281,964	(56,953)	1,154,804		869,980	258,298	(36,671)	1,091,607

Member capital (deficit)	155,558	9,675	(9,675)	155,558		155,568	9,675	(9,675)	155,568
Accumulated deficit	(171,916)	(27,632)	(17,657)	(217,205)		(215,433)	(17,563)	(4,438)	(237,434)
Accumulated other comprehensive (loss) income	(19,950)	(894)	1,159	(19,685)		(16,764)	(648)	679	(16,733)
Total member (deficit) capital	(36,308)	(18,851)	(26,173)	(81,332)		(76,629)	(8,536)	(13,434)	(98,599)
Total liabilities and member capital (deficit)	$893,485	$263,113	$(83,126)	$1,073,472	#	$793,351	$249,762	$(50,105)	$993,008

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Quarters Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2013				Quarter Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$31,970	$(7,108)	$(6,906)	$17,956	$19,112	$31,008	$(3,509)	$46,611
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	9,034	174	—	9,208	6,535	(833)	—	5,702
Amortization of capitalized financing costs and original issue discounts	1,603	326	—	1,929	1,380	196	—	1,576
Amortization of capitalized loan origination costs and net portfolio discount	1,261	44	—	1,305	788	60	—	848
Depreciation and amortization	2,765	3,310	—	6,075	2,217	2,152	—	4,369
Gain on disposal of assets	(34)	(4)	—	(38)	(24)	—	—	(24)
Adjustment to (gain) on bargain purchase from business combinations	—	30	—	30	—	(22,698)	—	(22,698)
Deferred income taxes	—	—	—	—	—	(13,453)	—	(13,453)
(Gain) loss on foreign currency exchange	(24)	181	—	157	85	—	—	85
Loss (gain) on mortgage repurchase	1	(39)	—	(38)	(8)	—	—	(8)
Gain on insurance settlement	(673)	—	—	(673)	—	—	—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(25,524)	932	(2)	(24,594)	(11,369)	3,314	—	(8,055)
Due from related parties, net	(18,909)	(2,709)	10,494	(11,124)	3,432	247	(1,505)	2,174
Other receivables, net	4,832	466	—	5,298	3,030	(2,167)	(9)	854
Prepaid expenses and other assets, net	10,345	211	(170)	10,386	8,099	10,075	(1,011)	17,163
Unsold Vacation Interests, net	(17,148)	(7,324)	6,908	(17,564)	(28,228)	(2,578)	3,510	(27,296)
Accounts payable	(1,099)	394	—	(705)	2,482	1,513	—	3,995
Due to related parties, net	(7,395)	18,374	(10,333)	646	7,439	(8,063)	1,504	880
Accrued liabilities	7,826	2,830	172	10,828	14,827	1,685	187	16,699
Income taxes payable	129	—	—	129	(2,024)	—	—	(2,024)
Deferred revenues	(12,190)	(155)	—	(12,345)	(17,994)	(348)	833	(17,509)
Net cash (used in) provided by operating activities	(13,230)	9,933	163	(3,134)	9,779	110	—	9,889

Investing activities:
Property and equipment capital expenditures	(5,528)	(429)	—	(5,957)	(4,115)	(107)	—	(4,222)
Purchase of assets in connection with the PMR Acquisition, net of cash acquired of $0, $0, $0, $0, $0, $0, $0 and $0, respectively	—	—	—	—	—	(51,635)	—	(51,635)
Proceeds from sale of assets	1,470	—	—	1,470	101	—	—	101
Net cash used in investing activities	$(4,058)	$(429)	—	$(4,487)	$(4,014)	$(51,742)	—	$(55,756)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Quarters Ended June 30, 2013 and 2012
(Unaudited)
(In thousands)

	Quarter Ended June 30, 2013				Quarter Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(2,954)	$(183)	—	$(3,137)	$(88)	$(4)	—	$(92)
Proceeds from issuance of securitization notes and Funding Facilities	43,609	—	—	43,609	21,221	(5,943)	—	15,278
Proceeds from issuance of notes payable	—	1,156	—	1,156	—	64,060	—	64,060
Payments on securitization notes and Funding Facilities	(25,294)	(3,854)	—	(29,148)	(24,762)	2,216	—	(22,546)
Payments on notes payable	(2,999)	(7,133)	—	(10,132)	(2,552)	(5,876)	—	(8,428)
Payments of debt issuance costs	(2,021)	(57)	—	(2,078)	—	(2,570)	—	(2,570)
Payments of costs related to issuance of common and preferred units	(10)	—	—	(10)	(1)	—	—	(1)
Net cash provided by (used in) financing activities	10,331	(10,071)	—	260	(6,182)	51,883	—	45,701

Net (decrease) increase in cash and cash equivalents	(6,957)	(567)	163	(7,361)	(417)	251	—	(166)
Effect of changes in exchange rates on cash and cash equivalents	(445)	612	(163)	4	(149)	—	—	(149)
Cash and cash equivalents, beginning of period	19,456	6,748	—	26,204	17,567	624	—	18,191
Cash and cash equivalents, end of period	$12,054	$6,793	—	$18,847	$17,001	$875	—	$17,876

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,493	$4,658	—	$7,151	$3,262	$3,746	—	$7,008
Cash paid for taxes, net of cash tax refunds	$228	$48	—	$276	$798	—	—	$798

Purchase of assets in connection with the PMR Acquisition:
Fair value of assets acquired based on valuation reports	—	—	—	—	—	$89,704	—	$89,704
Gain on bargain purchase recognized	—	—	—	—	—	(22,880)	—	(22,880)
Cash paid	—	—	—	—	—	(51,635)	—	(51,635)
Deferred tax liability	—	—	—	—	—	(13,453)	—	(13,453)
Liabilities assumed	—	—	—	—	—	$1,736	—	$1,736

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$1,908	—	—	$1,908	$1,530	—	—	$1,530
Unsold Vacation Interests, net reclassified to assets held for sale	$4,450	$5,701	—	$10,151	—	—	—	—
Assets held for sale reclassified to management contracts (intangible assets, net)	—	—	—	—	$187	—	—	$187
Assets held for sale reclassified to unsold Vacation Interests, net	—	—	—	—	$1,297	—	—	$1,297

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2013 and 2012
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$43,955	$(10,069)	$(13,657)	$20,229	$16,338	$27,112	$(6,414)	$37,036
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	15,436	444	—	15,880	10,634	(817)	—	9,817
Amortization of capitalized financing costs and original issue discounts	3,172	631	—	3,803	2,730	352	—	3,082
Amortization of capitalized loan origination costs and net portfolio discounts (premiums)	2,443	92	—	2,535	1,459	(859)	—	600
Depreciation and amortization	5,351	6,978	—	12,329	4,445	3,729	—	8,174
Impairments and other write-offs	79	—	—	79	(11)	—	—	(11)
Gain on disposal of assets	(84)	(4)	—	(88)	(96)	—	—	(96)
Adjustment to (gain) on bargain purchase from business combinations	—	30	—	30	—	(22,749)	—	(22,749)
Deferred income taxes	—	—	—	—	—	(13,453)	—	(13,453)
Loss (gain) on foreign currency exchange	139	79	—	218	56	—	—	56
Gain on mortgage repurchase	1	(39)	—	(38)	(19)	—	—	(19)
Gain on insurance settlement	(2,876)	—	—	(2,876)	—	—	—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(44,465)	3,816	(3)	(40,652)	(18,219)	9,532	(2)	(8,689)
Due from related parties, net	(26,414)	(2,514)	19,893	(9,035)	1,547	729	4,487	6,763
Other receivables, net	16,508	983	—	17,491	14,829	(1,752)	3	13,080
Prepaid expenses and other assets, net	(39,489)	(14,443)	(89)	(54,021)	(40,111)	(2,708)	(72)	(42,891)
Unsold Vacation Interests, net	(10,761)	(7,252)	13,659	(4,354)	(27,503)	(3,905)	5,566	(25,842)
Accounts payable	(4,653)	2,064	—	(2,589)	2,208	1,567	—	3,775
Due to related parties, net	18,335	37,758	(19,895)	36,198	46,242	8,759	(3,649)	51,352
Accrued liabilities	1,637	6,048	92	7,777	8,150	2,935	81	11,166
Income taxes payable	1,218	—	—	1,218	(1,589)	—	—	(1,589)
Deferred revenues	758	2,312	—	3,070	(662)	1,690	—	1,028
Net cash (used in) provided by operating activities	(19,710)	26,914	—	7,204	20,428	10,162	—	30,590

Investing activities:
Property and equipment capital expenditures	(7,920)	(561)	—	(8,481)	(5,855)	(252)	—	(6,107)
Purchase of assets in connection with the PMR Acquisition, net of cash acquired of $0, $0, $0, $0, $0, $0, $0, and $0, respectively	—	—	—	—	—	(51,635)	—	(51,635)
Proceeds from sale of assets	1,470	—	—	1,470	320	—	—	320
Net cash used in investing activities	$(6,450)	$(561)	—	$(7,011)	$(5,535)	$(51,887)	—	$(57,422)

DIAMOND RESORTS PARENT, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Six Months Ended June 30, 2013 and 2012
(Unaudited)
(In thousands)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond Resorts Parent, LLC and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(17,410)	$84	—	$(17,326)	$(8,825)	$(32)	—	$(8,857)
Proceeds from issuance of securitization notes and Funding Facilities	170,576	713	—	171,289	44,119	1,766	—	45,885
Proceeds from issuance of notes payable	—	2,475	—	2,475	—	64,125	—	64,125
Payments on securitization notes and Funding Facilities	(121,899)	(12,400)	—	(134,299)	(47,841)	(10,470)	—	(58,311)
Payments on notes payable	(5,565)	(14,383)	—	(19,948)	(5,048)	(10,468)	—	(15,516)
Payments of debt issuance costs	(3,995)	(57)	—	(4,052)	(24)	(2,570)	—	(2,594)
Payments of costs related to issuance of common and preferred units	(10)	—	—	(10)	(9)	—	—	(9)
Net cash provided by (used in) financing activities	21,697	(23,568)	—	(1,871)	(17,628)	42,351	—	24,723

Net (decrease) increase in cash and cash equivalents	(4,463)	2,785	—	(1,678)	(2,735)	626	—	(2,109)
Effect of changes in exchange rates on cash and cash equivalents	(446)	(90)	—	(536)	88	—	—	88
Cash and cash equivalents, beginning of period	16,963	4,098	—	21,061	19,648	249	—	19,897
Cash and cash equivalents, end of period	$12,054	$6,793	—	$18,847	$17,001	$875	—	$17,876

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$30,875	$8,965	—	$39,840	$32,289	$6,773	—	$39,062
(Cash tax refunds, net of cash paid for taxes) Cash paid for taxes, net of cash tax refunds	$(470)	$90	—	$(380)	$1,347	—	—	$1,347

Purchase of assets in connection with the PMR Acquisition:
Fair value of assets acquired based on valuation reports	—	—	—	—	—	$89,704	—	$89,704
Gain on bargain purchase recognized	—	—	—	—	—	(22,880)	—	(22,880)
Cash paid	—	—	—	—	—	(51,635)	—	(51,635)
Deferred tax liability	—	—	—	—	—	(13,453)	—	(13,453)
Liabilities assumed	—	—	—	—	—	$1,736	—	$1,736

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$7,822	—	—	$7,822	$7,573	—	—	$7,573
Unsold Vacation Interests, net reclassified to assets held for sale	$4,450	$5,701	—	$10,151	—	—	—	—
Assets held for sale reclassified to management contracts (intangible assets, net)	—	—	—	—	$187	—	—	$187
Assets held for sale reclassified to unsold Vacation Interests, net	—	—	—	—	$1,315	—	—	$1,315